Exhibit 10.2

INFINERA CORPORATION

2007 EQUITY INCENTIVE PLAN

FORM OF NOTICE OF GRANT OF ANNUAL PERFORMANCE SHARES

Unless otherwise defined herein, the terms defined in the 2007 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Annual Performance Shares (the “Notice of Grant”) and Terms and Conditions of Performance Share Grant, attached hereto as Exhibit A (together, the “Agreement”).

Participant:

Address:

Participant has been granted the right to receive an Award of Performance Shares, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Target Number of Performance Shares:

Vesting Schedule: Subject to any acceleration provisions contained in the Plan, any agreement between Participant and the Company, or set forth below, the Performance Shares will vest in accordance with the following schedule:

Subject to Participant continuing to be a Service Provider through the three (3) year anniversary of the Vesting Commencement Date (the “Calculation Date”), the number of Performance Shares in which Participant may vest will depend upon the performance of the Common Stock compared with the Nasdaq Composite Index (the “Nasdaq”), with the minimum number of Performance Shares eligible to vest equal to fifty percent (50%) of the Target Number of Performance Shares and the maximum equal to two hundred percent (200%) of the Target Number of Performance Shares. The calculation of the number of Performance Shares will be made as set forth below, subject to the minimum and maximum amounts set forth in the previous sentence. For purposes of the calculation of the performance the 30-day average of the Nasdaq and Common Stock shall be used for the starting point of this calculation and the six-month average of the Nasdaq and the Common Stock shall be used for the calculation of the value at the Calculation Date.

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The Compensation Committee of the Board of Directors (the “Committee”) will calculate the performance of Common Stock during the three (3) year period from the Vesting Commencement Date through the Calculation Date (the “Company Performance”) by comparing the percentage increase or decrease in the (i) average closing price per share of Common Stock for the thirty (30) calendar day period ending on the Vesting Commencement Date (the “Date of Grant Average”) as compared to the (ii) average closing price per share of Common Stock for the six (6) month period ending on the Calculation Date. The Committee also will calculate the performance of the Nasdaq during the three (3) year period from the Vesting Commencement Date through the Calculation Date (the “Nasdaq Performance”) by comparing the percentage increase or decrease in the (i) average daily closing performance for the Nasdaq for the thirty (30) calendar day period ending on the Vesting Commencement Date as compared to the (ii) average daily closing performance of the Nasdaq for the six (6) month period ending on the Calculation Date. The Company Performance will be compared against the Nasdaq Performance (expressed as a percentage of the Date of Grant Average) to result in a multiplier (the “Multiplier”), where the multiplier is equal to the Company Performance minus the Nasdaq Performance plus one hundred percent (100%). If the Multiplier is less than or equal to one hundred percent (100%), the number of Performance Shares that will vest will equal the product of the Multiplier and the Target Number of Performance Shares; provided, however, that in no event will less than fifty percent (50%) of the Target Number of Performance Shares vest. If the Multiplier is greater than one hundred percent (100%), the number of Performance Shares that will vest will be equal to the Target Number of Performance Shares plus the product of (i) 2 x (the Multiplier minus one hundred percent (100%)) and (ii) the Target Number of Performance Shares (or Target Number of Performance Shares + (2 x (Multiplier – 100%) x Target Number of Performance Shares)); provided, however, that in no event will more than two hundred percent (200%) of the Target Number of Performance Shares vest. For example, if the Multiplier was 120%, then 140% of the Target Number of Performance Shares would vest.

In the event of a Change in Control that occurs while the Participant is a Service Provider, but before the Calculation Date, one hundred percent (100%) of the Target Number of Performance Shares shall convert on a one-for-one basis into restricted stock units with annual vesting commencing on the Vesting Commencement Date, regardless of the Company Performance relative to the Nasdaq Performance through the date of the Change in Control.

Unless otherwise provided herein or agreed to in writing by the Committee, in the event Participant ceases to be a Service Provider for any reason other than the Participant’s death or disability, but before Participant vests in the Performance Shares, the Performance Shares and Participant’s right to acquire any Shares hereunder will immediately terminate. In the event of the Participant’s death or permanent disability then one hundred percent (100%) of the Target Number of Performance Shares shall convert on a one-for-one basis into restricted stock units with immediate vesting upon the Participant’s death or permanent disability.

Participant and the Company agree that this Award of Performance Shares is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

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Participant acknowledges and agrees that by clicking the “ACCEPT” button on E*TRADE’s on-line grant agreement response page, it will act as Participant’s electronic signature to the Agreement and will result in a contract between Participant and the Company with respect to this Award of Performance Shares.

INFINERA CORPORATION

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EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT GRANT

1. Grant. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) under the Plan an Award of Performance Shares, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Performance Share represents the right to receive a Share on the date it vests. Unless and until the Performance Shares will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Shares. Prior to actual payment of any vested Performance Shares, the Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Performance Shares awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Performance Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Administrator.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, unless otherwise agreed to in writing by the Administrator, the balance of the Performance Shares that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Payment after Vesting.

(a) Subject to Section 8, any Performance Shares that vest will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares. Subject to the provisions of Section 6(b), such vested Performance Shares shall be paid in Shares as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 1/2) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

(b) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with Participant’s termination as a Service Provider (provided that

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such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Shares will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Shares will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Performance Shares will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7. Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Withholding of Taxes. Until and unless the Administrator determines otherwise, under a broker-assisted program approved by the Administrator in its discretion from time to time, the number of Shares that have an aggregate market value sufficient to pay the minimum income, employment and other applicable taxes required to be withheld by the Company will be sold at the prevailing market price pursuant to such procedures as the Administrator in its sole discretion may specify from time to time. The proceeds of such sale shall be used to pay Participant’s tax withholding obligations (and any associated broker or other fees) for the Performance Shares. Only whole Shares will be sold to satisfy any tax withholding obligations pursuant to this Section 8. The number of Shares sold will be rounded up to the nearest whole Share, with a cash refund remitted to Participant for the value of the Shares sold in excess of the tax withholding obligations (and any associated broker or other fees), all pursuant to such procedures as the Administrator may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the tax withholding obligations (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy such obligations by any means other than such sale of Shares, as set forth under this Section 8, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

If the Committee determines not to allow for satisfaction of Participant’s tax withholding obligations through the sale of Shares as described in the previous paragraph, on the date or dates on which tax or other withholding obligations (if any) arise with respect to the Performance Shares (or as soon as administratively practicable thereafter), the Company will withhold the minimum number of whole Shares that have an aggregate Fair Market Value

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sufficient to pay the minimum statutorily required income, employment and other applicable taxes required to be withheld by the Company pursuant to such procedures as the Administrator in its sole discretion may specify from time to time. The value of the withheld Shares will be used to satisfy Participant’s minimum tax withholding obligations arising with respect to the Performance Shares. Only whole Shares will be withheld to satisfy any tax withholding obligations pursuant to this Section 8. If the value of the withheld Shares exceeds Participant’s minimum tax withholding obligations, such excess value will be remitted to Participant pursuant to such procedures as the Administrator may specify from time to time. By accepting this Award, Participant expressly consents to the withholding of Shares to cover Participant’s tax withholding obligations and agrees and acknowledges that Participant may not satisfy such tax withholding obligations by any means other than such withholding of Shares if the Committee determines not to allow for satisfaction of Participant’s tax withholding obligations through the sale of Shares as described in the previous paragraph, as set forth under this Section 8, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

If the Committee determines not to allow for satisfaction of Participant’s tax withholding obligations through either method described in the foregoing paragraphs of this Section 8, prior to the issuance of Shares in accordance with Section 6, Participant will pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all tax withholding and payment on account obligations of the Company. In this regard, Participant authorizes the Company to withhold all applicable tax withholding obligations legally payable by Participant from Participant’s wages or other cash compensation payable to Participant by the Company. Alternatively, the Administrator, in its sole discretion may require Participant to satisfy his or her tax withholding obligations, in whole or in part by paying cash.

Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Participant nor will Participant otherwise be recorded as the legal or beneficial owner of the Shares on the records of the transfer agent or registrar or otherwise, unless and until all income, employment and other taxes have been withheld with respect to such Shares. All income and other taxes related to the Performance Shares and any Shares delivered in payment thereof are the sole responsibility of Participant.

9. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE

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SHARES OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, or at such other address as the Company may hereafter designate in writing.

12. Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

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16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Shares.

21. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Shares under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Shares is made and/or to be performed.

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